Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS OPERATING INCOME GROWTH OF 18% ON A 14% SALES INCREASE FOR THIRD QUARTER ENDED APRIL 30, 2014

EPS OF $0.25 (VS. $0.22) INCLUDES $0.01 OF ACQUISITION RELATED CHARGES

LITTLE FALLS, New Jersey (June 5, 2014) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $10,249,000 or $0.25 per diluted share, on a 14% increase in sales to a record $120,058,000 for the third quarter ended April 30, 2014. These results are inclusive of $0.01 of acquisition related charges, including contingent consideration fair value adjustments and professional fees associated with our acquisition program. This compares with net income of $8,998,000 or $0.22 per diluted share, on sales of $105,009,000 for the third quarter ended April 30, 2013. For the nine months ended April 30, 2014, the Company reported record net income of $32,560,000 or $0.79 per diluted share, on a 15% increase in sales to a record $357,372,000, inclusive of $0.01 of acquisition related expenses. This compares with net income of $29,026,000 or $0.71 per diluted share, on sales of $311,053,000, for the nine months ended April 30, 2013 inclusive of $0.01 in net favorable acquisition related fair value contingent consideration adjustments partially offset by severance and recruiting costs.

Andrew Krakauer, Cantel’s President and CEO stated, “We are pleased to have delivered record sales and solid earnings performance in the third quarter. All three of our major segments had good sales and profit growth. These positive results confirm the continued success of our strategic approach to growth which includes investing in new product development, sales and marketing programs and acquisitions. Most importantly, for the fourth consecutive quarter we had strong organic sales growth of 10% or greater.”

Krakauer added, “Sales growth performance was led this quarter by our Medivators Endoscopy segment which had excellent year-over-year organic growth of 19%. This unit achieved record sales for the third consecutive quarter with double digit growth in all product categories. Our Mar Cor Water Purification and Filtration unit achieved sales growth of 16%, of which 10% was organic. Sales in this segment were led by increased shipments of central and portable water purification equipment. In our Crosstex Healthcare Disposables segment, the increase in organic sales exceeded 12%.

Our strong revenue increases have generated improved earnings, even as we are increasing investments in sales and marketing and new product development. Further, we are continuing our aggressive approach in building our international sales, marketing, and operations teams to grow this part of our business in the medium-term. Overall, we expect to continue to accelerate these investments over the next several quarters, while remaining committed to an active global acquisition program.

With regard to acquisitions, we were very pleased to have announced yesterday that Cantel had reached a definitive agreement to purchase PuriCore International Ltd., a wholly owned subsidiary of PuriCore plc. PuriCore International Ltd. is a leading provider of automated endoscope reprocessors, endoscope drying and storage cabinets, and related chemistry and consumables in the United Kingdom. This acquisition is expected to close on or about June 30, 2014 and will add a major $25 million international business into Cantel’s Medivators Endoscopy segment. This acquisition is an important step in our strategic plan to expand the Company’s international business and will be slightly accretive in FY 2015.”

The Company further reported that its balance sheet at April 30, 2014 included current assets of $152,031,000, including cash of $24,474,000, a current ratio of 3:1, gross debt of $64,500,000 and stockholders’ equity of $354,435,000.  Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS.  When compared with the same quarter last year, our EBITDAS grew by 18% to $22,996,000. EBITDAS for the first nine months of fiscal year 2014 of $71,581,000 is 14% ahead of the same period in the prior year. We reduced our net debt in the past 3 months by almost $15 million to $40,026,000.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products, and specialty packaging for infectious and biological specimens. Additionally, we provide technical service for our products.

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2014 on Thursday, June 5, 2014 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from

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Thursday, June 5, 2014 through midnight on August 5, 2014 by dialing 1-877-660-6853 and using conference ID #13583774.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=172835. A replay of the webcast will be available for 90 days on PrecisionIR and via the investor relations page on the Cantel website.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2014	2013	2014	2013

Net sales	$120,058	$105,009	$357,372	$311,053

Cost of sales	67,640	59,525	201,120	176,691

Gross profit	52,418	45,484	156,252	134,362

Expenses:
Selling	16,532	15,096	48,373	42,232
General and administrative	16,428	13,766	47,149	38,196
Research and development	2,632	2,399	7,383	6,876
Total operating expenses	35,592	31,261	102,905	87,304

Income before interest and income taxes	16,826	14,223	53,347	47,058

Interest expense	552	749	1,854	2,186
Interest income	(17)	(16)	(45)	(45)

Income before income taxes	16,291	13,490	51,538	44,917

Income taxes	6,042	4,492	18,978	15,891

Net income	$10,249	$8,998	$32,560	$29,026

Earnings per common share - diluted	$0.25	$0.22	$0.79	$0.71

Dividends per common share	$—	$—	$0.05	$0.04

Weighted average shares - diluted	41,502	41,251	41,457	41,163

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	April 30,	July 31,
	2014	2013
Assets
Current assets	$152,031	$150,660
Property and equipment, net	48,498	46,465
Intangible assets, net	73,981	75,929
Goodwill	218,857	211,618
Other assets	4,508	2,999
	$497,875	$487,671

Liabilities and stockholders’ equity
Current portion of long-term debt	$—	$10,000
Other current liabilities	50,222	49,151
Long-term debt	64,500	85,000
Other long-term liabilities	28,718	22,388
Stockholders’ equity	354,435	321,132
	$497,875	$487,671

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

(unaudited)

The reconciliation of EBITDAS with net income for the three and nine months ended April 30, 2014 and 2013, respectively, is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2014	2013	2014	2013

Net income	$10,249	$8,998	$32,560	$29,026

Income taxes	6,042	4,492	18,978	15,891
Interest expense	552	749	1,854	2,186
Interest income	(17)	(16)	(45)	(45)
Depreciation	2,105	1,806	6,072	5,380
Amortization	2,637	2,598	7,882	7,438
Loss on disposal of fixed assets	6	(16)	302	124

EBITDA	21,574	18,611	67,603	60,000

Stock-based compensation expense	1,422	919	3,978	2,806

EBITDAS	$22,996	$19,530	$71,581	$62,806

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.